Consent of Independent Registered Public Accounting Firm The Board of Directors Jackson National Life Insurance Company and Contract Owners of Jackson National Separate Account I: We consent to the use of our reports on the financial statements of Jackson National Life Insurance Company dated March 4, 2016 and on the financial statements of each Investment Division within Jackson National Separate Account I dated March 22, 2016, included herein and to the reference to our firm as “Experts” in the Statement of Additional Information, as part of the Pre-Effective Amendment to the Form N-4 Registration Statement of Jackson National Separate Account I. /s/KPMG LLP Chicago, Illinois November 29, 2016